Exhibit 99.1

SOCKET MOBILE, INC.	QUATECH A DPAC TECHNOLOGIES COMPANY

NEWS RELEASE

For Immediate Release

QUATECH ENHANCES PRODUCT LINE WITH SOCKETSERIAL™ PURCHASE
Quatech purchases a leading product line of mobile serial connectivity devices

HUDSON, OHIO, - October 1, 2009 - Quatech, Inc., a division of DPAC Technologies (OTCBB: DPAC.OB), and a leader in wireless machine-to-machine (M2M) networking and device connectivity solutions, and Socket Mobile Inc.,(Nasdaq, SCKT) an innovative provider of mobile productivity products, today announced the Quatech purchase of SocketSerial, a business unit of Socket Mobile Inc. selling SocketSerial branded connectivity devices for laptops and handheld computers. Quatech intends to continue to offer the SocketSerial product line worldwide through general two-tier distribution channels under the SocketSerial brand.

Founded in 1983, Quatech is the leading supplier in high performance connectivity solutions for mobile computing, industrial laptops and handheld computers with a broad range of interface adapters. Quatech released the PCMCIA product line in 1994 and today offers more choices in serial I/O PC cards than any other manufacturer. As laptop and handheld technology evolves, Quatech continues to offer the next generation interfaces in mobile connectivity by connecting high-bandwidth peripherals through PCMCIA and ExpressCards slots and USB to Serial Adapters. Offering options including multiport RS-232/422/485 serial and parallel configurations, Quatech laptop and handheld products are widely used in medical, transportation, industrial and telecommunication applications.

SocketSerial, an innovator in serial device technology for mobile platforms, has manufactured serial communications peripherals for notebooks, PDAs and tablets since 1993. Since then, Socket Mobile, through its SocketSerial business unit, has continued to be one of the top two leading suppliers, alongside Quatech, in serial peripheral technology. This acquisition by Quatech combines the technical and support strengths of two of the leading and longtime providers of connectivity solutions into a single organization.

"We are very excited about merging the top two leading lines of serial peripheral technology for mobile users." Quatech President and CEO Steve Runkel said. "With the addition of the SocketSerial branded product line, Quatech continues to seamlessly integrate a wide range of devices and peripherals, providing reliable solutions for today's mobile computer systems."

Quatech, a company dedicated for 26 years to the highest level of performance through quality design and manufacturing, and world-class service and support, is committed to delivering SocketSerial customers with the same excellent service. "Our goal is to make the integration of SocketSerial to Quatech ownership a positive transition for the customers." Runkel said. Under Quatech ownership, customers will have several avenues of customer support including a live chat and advanced support and download pages for customer support documentation needs.

For more information on any of Quatech's products, please visit www.Quatech.com, and for information on SocketSerial please visit www.SocketSerial.com.

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About Quatech, Inc.

Quatech delivers high performance device networking and connectivity solutions to help companies improve their bottom line results. Its products enable reliable machine-to-machine (M2M) communications via secure 802.11 wireless or traditional wired networks, with industrial-grade embedded radios, modules, boards and external device servers, and bridges. For local and mobile connections, Quatech's serial adapters provide secure connectivity and port expansion via any interface option.

Satisfied customers worldwide rely on Quatech's unique combination of performance and support to improve operations through real-time remote monitoring and control, streamlined systems, and lowest total cost of ownership (TCO). Quatech markets its products through a global network of distributors, resellers, systems integrators and original equipment manufacturers in the transportation, instrumentation and industrial control, homeland security, medical equipment, and logistics markets. Founded in 1983, Quatech is headquartered in Hudson, Ohio. Quatech merged with DPAC Technologies (OTCBB: DPAC) in February 2006. Information concerning DPAC is filed by DPAC with the SEC and is available on the SEC website, www.sec.gov. To learn more about Quatech's complete line of device networking and connectivity solutions, visit www.quatech.com.

About Socket Mobile

With more than 15 years of experience in the Automatic Identification and Data Capture market, Socket makes mobile computing and productivity work. The company offers a family of handheld computers and an extensive portfolio of AIDC peripherals designed specifically for business mobility deployments and to enable productivity increases and drive operational efficiencies in healthcare, hospitality and other vertical markets. The company also offers OEM solutions. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com.

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Media Contacts:
Jennifer McKeever	David Dunlap, CFO
Quatech, Inc.	Socket Mobile, Inc.
PH: (330) 655-9000	PH: (510) 933-3035
Email: jennifer.mckeever@quatech.com	Email: dave@socketmobile.com

Forward-Looking Statements

This press release includes forward-looking statements. You can identify these statements by their forward-looking words such as "may," "will," "expect," "anticipate," "believe," "guidance," "estimate," "intend," predict," and "continue" or similar words or any connection with any discussion of future events or circumstances or of management's current estimates or beliefs. Forward-looking statements are subject to risks and uncertainties, and therefore results may differ materially from those set forth in those statements. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company on Form S-4, 10-K, 10-Q or 10-QSB and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.